Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated March 11, 2014, relating to the consolidated financial statements of Global Cash Access Holdings, Inc. and subsidiaries and the effectiveness of Global Cash Access Holdings, Inc. and subsidiaries internal control over financial reporting appearing in the Annual Report on Form 10-K of Global Cash Access Holdings, Inc. and subsidiaries for the year ended December 31, 2013.

/s/ Deloitte & Touche LLP
Las Vegas, Nevada
August 5, 2014